Exhibit 99

           Sypris Chief Financial Officer to Leave Company;
               Intends to Join Molex Incorporated as CFO

    LOUISVILLE, Ky.--(BUSINESS WIRE)--March 24, 2005--Sypris Solutions, Inc. (NASDAQ:SYPR) announced today that its Vice President and Chief Financial Officer, David D. Johnson, has expressed his intention to leave the Company to become the Chief Financial Officer of Molex Incorporated (NASDAQ:MOLX) (NASDAQ:MOLXA), a global electronic components company based in Lisle, Illinois. Mr. Johnson, who has served as the CFO of Sypris since March 1998, will resign effective May 13, 2005 and Anthony C. Allen, Vice President and Treasurer, will be appointed acting CFO at that time. The process for identifying a permanent replacement has been initiated.
    Commenting on the announcement, Jeffrey T. Gill, President and Chief Executive Officer of Sypris Solutions, said, "I wish to thank Dave for his dedication and service to Sypris and his many contributions to the growth and success of our business over the last nine years. He has built a strong finance and accounting team and significantly enhanced the company's processes and disciplines. We wish Dave the best of luck as he moves on to his new challenge with Molex."
    David D. Johnson said, "The decision to leave Sypris was very difficult since I found the opportunity to work with such an outstanding management team to be extremely rewarding. Though I will miss the dedicated employees of Sypris and the challenge of building a first class company, I did not feel that I could pass up the opportunity to join a global company with the size and strength of Molex."
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

    CONTACT: Sypris Solutions, Inc.
             David D. Johnson, 502-329-2000